UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PAETEC Holding Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials:

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(2)	Form, Schedule or Registration Statement No.:

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FOR IMMEDIATE RELEASE

ISS Recommends PAETEC Stockholders Vote ‘FOR’ Proposed Merger

with Windstream Corporation

FAIRPORT, N.Y. – October 18, 2011 – PAETEC Holding Corp. (NASDAQ: PAET) announced that Institutional Shareholder Services (ISS), the leading independent proxy advisory firm, supports the merger agreement providing for the acquisition of PAETEC by Windstream Corporation (NASDAQ: WIN) and recommends that PAETEC stockholders vote “FOR” the merger proposal.

“We appreciate the support that ISS has given to our combination with Windstream,” said Arunas A. Chesonis, chairman and CEO. “Together with Windstream, we will be a formidable national telecommunications provider with far denser network assets, an expansive fiber infrastructure and larger data center footprint. We look forward to realizing the many benefits this combination creates.”

As previously announced, PAETEC and Windstream entered into a definitive merger agreement under which Windstream would acquire PAETEC in a stock-for-stock merger. Under the terms of the agreement, each outstanding share of PAETEC common stock would be converted into 0.460 shares of Windstream common stock. The companies continue to expect the merger to be completed by December 31, 2011, following the satisfaction or waiver of all conditions to the merger, including PAETEC stockholder approval and the receipt of all regulatory approvals that are required to be obtained pursuant to the merger agreement.

PAETEC will hold a special meeting of its stockholders to consider and vote upon, among other things, the proposal to adopt the merger agreement and approve the merger between PAETEC and Windstream and the other transactions contemplated by the merger agreement on Thursday, October 27, 2011 at 10:00 a.m. ET at the Hilton Manhattan East located at 304 East 42nd Street,

New York, NY 10017. PAETEC stockholders of record as of the close of business on September 12, 2011 will be entitled to vote at the special meeting.

Stockholders who have questions about the merger, need assistance in submitting their proxy or voting their shares, or who need additional copies of the proxy statement/prospectus or proxy card, should contact PAETEC’s proxy solicitor, Morrow & Co., LLC, at (203) 658-9400 or toll free at (800) 276-3011.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing communications and energy solutions in 86 of the top 100 metropolitan areas across the United States. We offer a comprehensive suite of network services (voice, data and fiber solutions), as well as managed services, cloud and data center services, software and technology, and energy services. For more information, visit www.paetec.com.

Additional Information

This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of July 31, 2011, among PAETEC Holding Corp. (“PAETEC”), Windstream Corporation (“Windstream”) and Peach Merger Sub, Inc., a wholly-owned subsidiary of Windstream.

In connection with the proposed merger transaction, Windstream has filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-4 that was declared effective by the SEC on September 19, 2011. The proxy statement/prospectus, which forms a part of the Form S-4, was mailed by PAETEC to PAETEC’s stockholders on or about September 22, 2011. Each of Windstream and PAETEC may file other relevant documents concerning the proposed merger transaction. Investors and security holders are advised to read the proxy statement/prospectus and any other relevant documents relating to the merger transaction when they become available, because those documents contain important information about PAETEC, Windstream and the proposed merger transaction.

Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents concerning the proposed merger transaction at the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at

www.windstream.com. In addition, copies of the proxy statement/prospectus and such other documents may be obtained from PAETEC free of charge by directing a request to PAETEC Holding Corp., One PAETEC Plaza, Fairport, New York 14450, Attn: Investor Relations, telephone: (585) 340-2500.

Certain Information Regarding Participants

PAETEC and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from PAETEC’s stockholders with respect to the proposed merger transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the proposed merger transaction in the proxy statement/prospectus. Copies of the proxy statement/prospectus may be obtained free of charge from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com, or from PAETEC at the address set forth in the previous paragraph.

PAETEC Media Contact	PAETEC Investor Contact
Chris Muller	Pete Connoy
(585) 340-8218	(585) 340-2649
chris.muller@paetec.com	peter.connoy@paetec.com

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